Exhibit 99

Best Buy Reports Better-than-Expected First Quarter Results
Non-GAAP EPS from continuing operations of $0.32
GAAP EPS from continuing operations of $0.29
$175 million in additional Renew Blue cost reductions

MINNEAPOLIS, May 21, 2013 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the 13-week first quarter (“Q1 FY14”) ended May 4, 2013, as compared to the 14-week first quarter (“Q1 FY13”) ended May 5, 2012.

As announced on April 30, 2013, the company has entered into a definitive agreement for the sale of its 50% interest in Best Buy Europe. As a result of this agreement, results from European operations are now presented as discontinued operations. All information regarding the company's results, unless otherwise noted, pertains to its continuing operations.

Revenue

	Q1 FY14	Q1 FY13
Revenue ($ in millions)	$9,380	$10,373
Comparable store sales % change(1)	(1.3)%	(5.2)%
Domestic Segment:
Comparable store sales % change(1)	(1.1)%	(3.7)%
Comparable online sales % change(2)	16.3%	10.0%
International Segment:
Comparable store sales % change(1)	(2.8)%	(13.4)%

Diluted EPS, Operating Income and Return on Invested Capital (ROIC)

	GAAP		Non-GAAP(3)
	Q1 FY14	Q1 FY13	Q1 FY14	Q1 FY13
Operating income as a % of revenue	1.8%	2.5%	2.0%	3.9%
Diluted EPS from continuing operations	$0.29	$0.49	$0.32	$0.76
ROIC(4)	n/a	n/a	8.6%	11.3%
Please see the table titled “Reconciliation of Non-GAAP Financial Measures” attached to this release for more detail.

Hubert Joly, Best Buy president and CEO, commented, "In the first quarter, we continued to make substantial progress on our Renew Blue priorities. This progress included (1) driving a 16% increase in Domestic comparable online sales; (2) improving our customer Net Promoter Score by over 300 basis points over the last five months; (3) reaching an agreement with Samsung to establish Samsung Experience Shops in our retail stores and beginning their roll out; (4) negotiating overall rent reductions for a number of stores and closing one large format store; and (5) eliminating $175 million in annualized SG&A and supply chain costs in addition to $150 million eliminated last quarter. In addition, we are pleased that we were able to reach a definitive agreement to sell our 50% interest in our European business.”

Joly continued, “As expected, first quarter Domestic comparable store sales were down 1.1%. This was the result of the Super Bowl shifting into last year's fourth quarter as well as our decision to reduce sales in certain non-core businesses. Excluding these impacts, Domestic comparable store sales were flat for the quarter despite no new major product launches and late deliveries in the smartphone category, and we delivered a better-than-expected non-GAAP diluted EPS of $0.32.”

“Looking ahead, we remain focused on making progress on our Renew Blue priorities announced last November and reiterated in March. During the second quarter, we will, in particular, complete the deployment of the Samsung Experience Shops and make significant progress in our efforts to optimize the allocation of our retail floor space to more attractive product categories, so as to increase revenue and operating profit per square foot,” Joly concluded.

Sharon McCollam, Best Buy EVP, CAO and CFO, commented, “While non-GAAP diluted EPS was better-than-expected, it was below last year. This was primarily driven by (1) one less week during the quarter versus fiscal 2013 and the shift in timing of the Super Bowl; (2) a greater investment in price competitiveness; and (3) the impact of high-velocity product launches that occurred in the first quarter of last year that did not occur this year.”

McCollam continued, “As we look forward to the second quarter, while not providing financial guidance, we believe that the ongoing investment in price competitiveness that contributed to our gross profit and EPS declines in the first quarter will continue into the second quarter. Additionally, disruptions caused by the physical deployment of the Samsung Experience Shops and the optimization of our retail floor space are expected to have operational impacts during the second quarter. We also expect to see a greater negative impact from our Renew Blue capital and SG&A investments in the second quarter in the areas of (1) online; (2) mobile; (3) the multi-channel customer experience; and (4) the replatforming of bestbuy.com for which financial benefits are not expected to be realized until fiscal 2015 and beyond.”

McCollam continued, “These Renew Blue SG&A investments, however, are expected to be substantially offset by the fiscal 2014 realization of our Renew Blue annualized cost reduction initiatives, including the $175 million eliminated in the first quarter, the $150 million eliminated in the previous quarter, and the additional reductions that we expect to announce over the balance of the year.”

Domestic Segment First Quarter Results

Revenue
Domestic revenue of $7.98 billion declined 9.6% versus last year. Excluding the additional week last year (which contributed approximately $660 million in revenue to Q1 FY13), revenue declined 2.2%. This 2.2% decline was driven by (1) the loss of revenue from 49 large format stores that were closed last year; and (2) a comparable store sales decline of 1.1%. Comparable store sales were negatively impacted by (1) an estimated 80 basis points impact from the shift of the Super Bowl into last year's fourth quarter; and (2) an estimated 30 basis point impact from our decision to reduce sales in certain non-core businesses.

Domestic online revenue of $498 million increased 7.1% versus last year. Excluding the additional week last year, comparable online sales increased 16.3% due to increased traffic and higher conversion across our multiple online platforms.

From a merchandising perspective, strong growth in mobile phone and appliances was more than offset by declines in home theater and gaming.

Gross Profit Rate
Domestic gross profit rate was 23.4% versus 25.3% last year. This 190 basis point decline was primarily driven by (1) a greater investment in price competitiveness, including higher promotional activity in mobile and computing; (2) higher inventory shrinkage; and (3) increased product warranty-related costs. These impacts were partially offset by proceeds from legal settlements.

Selling, General and Administrative Expenses (“SG&A”)
Domestic SG&A expenses were $1.65 billion or 20.7% of revenue versus $1.81 billion or 20.5% of revenue last year. On a non-GAAP basis, Domestic SG&A expenses were $1.64 billion or 20.6% of revenue versus $1.80 billion or 20.4% of revenue last year. Excluding the impact of the additional week in Q1 FY13, the Q1 FY14 SG&A expense as a percentage of revenue declined approximately 10 basis points, primarily driven by lower payroll and incentive compensation costs and tighter expense management discipline throughout the company.

International Segment First Quarter Results

Revenue
International revenue of $1.40 billion declined 9.6% versus last year. Excluding the additional week (which contributed approximately $75 million in revenue to Q1 FY13), revenue declined 5.1%. This 5.1% decline was driven by (1) the loss of revenue from 15 large format stores that were closed last year in Canada; and (2) a comparable store sales decline of 2.8%. Comparable store sales were negatively impacted by ongoing competitive pressure in Canada, partially offset by effective promotions that drove positive comparable store sales in China.

Gross Profit Rate
International gross profit rate was 21.3% versus 22.6% last year. This 130 basis point rate decline was primarily driven by (1) a higher mix of China revenue that carries a lower gross profit rate; and (2) a more promotional environment in China.

SG&A
International SG&A expenses were $348 million or 24.8% of revenue versus $382 million or 24.6% of revenue last year. On a non-GAAP basis, International SG&A expenses were $340 million or 24.3% of revenue versus $381 million or 24.6% of revenue last year. This 30 basis point rate decline was primarily driven by SG&A leverage in China. The impact of the additional week in Q1 FY13 was immaterial to International SG&A as a percent of revenue.

Renew Blue Cost Reduction Initiatives Update

Since our last earnings release on March 1, the company has eliminated $175 million in annualized costs ($145 million in SG&A and $30 million in supply chain). These reductions are primarily being driven by (1) various efficiency improvements, including the optimization of the organizational structure to reduce costs and enhance accountability; (2) the continued take-out of management layers; and (3) supply chain efficiencies. Together with the $150 million previously announced last quarter, the company has eliminated a total of $325 million in annualized costs ($295 million in SG&A and $30 million in supply chain) out of the $725 million North American opportunity that was presented at the company's Analyst Day in November 2012.

Sale of Stake in European Business

As previously announced, Best Buy has entered into a definitive agreement for the sale of its 50% interest in Best Buy Europe, the joint venture it created in 2008 with Carphone Warehouse Group plc (CPW). The sale price of £500 million (approximately $775 million as of April 29, 2013) is comprised of £420 million in cash (including £50 million in deferred cash) and £80 million in CPW stock subject to a 12-month lock-up restriction. In conjunction with the transaction, Best Buy has agreed to pay CPW £29 million (approximately $45 million as of April 29, 2013) in satisfaction of obligations under existing agreements, including the parties' Global Connect partnership, which will be terminated at closing. The transaction is expected to close by the end of June 2013.

Discontinued Operations

As a result of entering into a definitive agreement for the sale of its 50% interest in Best Buy Europe, results from European operations are now presented as discontinued operations. The Q1 FY14 loss per share from discontinued operations was $0.53 versus a loss per share of $0.03 last year. The non-GAAP Q1 FY14 earnings per share from discontinued operations were $0.04, compared to a loss per share of $0.02 last year. Please see the table titled “Reconciliation of Non-GAAP Financial Measures” attached to this release for more detail.

The company has recast financial statements for fiscal 2012 and fiscal 2013 to reflect the results from European operations as discontinued operations. These are available on the company's investor relations website, www.investors.bestbuy.com.

Dividends

On April 11, 2013, the company paid a quarterly dividend of $0.17 per common share outstanding, or $58 million.

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on May 21, 2013. A webcast of the call is expected to be available on its website at www.investors.bestbuy.com both live and after the call. A telephone replay is also available starting at approximately 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on May 21 through May 27, 2013. The dial-in number for the replay is 800-406-7325 (domestic) or 303-590-3030 (international), and the access code is 4617853.

(1) Best Buy's comparable store sales is comprised of revenue at stores, call centers, and websites operating for at least 14 full months as well as revenue related to other comparable sales channels. Relocated stores, as well as remodeled, expanded and downsized stores closed more than 14 days, are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores and businesses are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of the calculation of the comparable store sales percentage change attributable to the International segment excludes the effect of fluctuations in foreign currency exchange rates. The calculation of comparable store sales excludes the impact of the additional week of revenue in Q1 FY13, as well as revenue from discontinued operations. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy's method of calculating comparable store sales may not be the same as other retailers' methods. Online revenue is included in Best Buy's same store sales calculation.

(2) Beginning in Q1 FY14, the company is now providing Domestic segment comparable online sales growth. The calculation of comparable sales excludes the impact of the additional week of revenue in Q1 FY13. Previously, the company provided only total Domestic segment online revenue growth, which did not exclude the impact of the additional week of revenue in Q1 FY13.

(3) The company defines non-GAAP SG&A, non-GAAP operating income and non-GAAP diluted earnings per share for the periods presented as its SG&A, operating income and diluted earnings per share for those periods calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”) adjusted to exclude the effects of restructuring charges and non-restructuring asset impairments.

These non-GAAP financial measures provide investors with an understanding of the diluted earnings per share adjusted to exclude the effect of the items described above. These non-GAAP financial measures assist investors in making a ready comparison of the company's SG&A, operating income and diluted earnings per share for its fiscal quarter ended May 4, 2013, against the company's results for the respective prior-year periods and against third party estimates of the company's SG&A, operating income and diluted earnings per share for those periods that may not have included the effect of such items. Additionally, management uses these non-GAAP financial measures as an internal measure to analyze trends, allocate resources, and analyze underlying operating performance. These non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, GAAP financial measures and may differ from similar measures used by other companies. Please see “Reconciliation of Non-GAAP Financial Measures” attached to this release for more detail.

(4) The company defines non-GAAP return on invested capital ("ROIC") as non-GAAP net operating profit after taxes divided by average invested capital for the periods presented (including both continuing and discontinued operations). Non-GAAP net operating profit after taxes is defined as our operating income for the periods presented calculated in accordance with GAAP adjusted to exclude the effects of: (i) operating lease interest; (ii) investment income; (iii) net earnings attributable to noncontrolling interests; (iv) income taxes; (v) all restructuring charges in costs of goods sold and operating expenses, goodwill and tradename impairments, and BBE transaction costs; and (vi) the noncontrolling interest impact of the restructuring charges, Best Buy Europe transaction costs and the purchase of CPW's share of the Best Buy Mobile profit share agreement. Average invested capital is defined as the average of our total assets for the trailing four quarters in relation to the periods presented adjusted to: (i) exclude excess cash and cash equivalent and short-term investments; (ii) include capitalized operating lease obligations calculated using a multiple of eight times rental expenses; (iii) exclude our total liabilities, less our outstanding debt; and (iv) exclude equity of noncontrolling interests.

This non-GAAP financial measure provides investors with a supplemental measure to evaluate how effectively the company is investing its capital and deploying its assets. Management uses this non-GAAP financial measure to assist in allocating resources, and trends in the measure may fluctuate over time as management balances long-term initiatives with possible short-term impacts. Our ROIC calculation utilizes total operations in order to provide a measure that includes the results of and capital invested in all operations, including those businesses that are no longer continuing operations. This non-GAAP financial measure should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, GAAP financial measures and may differ from similar measures used by other companies. Please see “Reconciliation of Non-GAAP Financial Measures” attached to this release for more detail.

Forward-Looking and Cautionary Statements:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management's current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” ”assume,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, changes in consumer preferences, credit market constraints, acquisitions and development of new businesses, divestitures and dispositions, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, natural or man-made disasters, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the company's ability to react to a disaster recovery situation, the impact of labor markets and new product introductions on overall profitability, failure to achieve anticipated benefits of announced transactions, integration challenges relating to new ventures and unanticipated costs associated with previously announced or future restructuring activities. A further list and description of these risks, uncertainties and other matters can be found in the company's annual report and other reports filed from time to time with the Securities and Exchange Commission, including, but not limited to, Best Buy's Annual Report on Form 10-K filed with the SEC on March 27, 2013. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contacts:
Bill Seymour, Vice President, Investor Relations
(612) 291-6122 or bill.seymour@bestbuy.com

Mollie O'Brien, Director, Investor Relations
(612) 291-7735 or mollie.obrien@bestbuy.com

Media Contact:
Amy von Walter, Senior Director, Public Relations
(612) 291-4490 or amy.vonwalter@bestbuy.com

BEST BUY CO., INC.
CONSOLIDATED STATEMENTS OF EARNINGS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

	Three Months Ended
	May 4, 2013	May 5, 2012
Revenue	$9,380	$10,373
Cost of goods sold	7,210	7,789
Gross profit	2,170	2,584
Gross profit %	23.1%	24.9%
Selling, general and administrative expenses	1,996	2,193
SG&A %	21.3%	21.1%
Restructuring charges	6	127
Operating income	168	264
Operating income %	1.8%	2.5%
Other income (expense):
Investment income and other	5	3
Interest expense	(27)	(28)
Earnings from continuing operations before income tax expense	146	239
Income tax expense	49	70
Effective tax rate	33.4%	29.1%
Net earnings from continuing operations	97	169
Loss from discontinued operations, net of tax	(170)	(17)
Net earnings (loss) including noncontrolling interests	(73)	152
Net (earnings) loss from discontinued operations attributable to noncontrolling interests	(8)	6
Net earnings (loss) attributable to Best Buy Co., Inc. shareholders	$(81)	$158

Amounts attributable to Best Buy Co., Inc. shareholders
Net earnings from continuing operations	$97	$169
Net loss from discontinued operations	(178)	(11)
Net earnings (loss) attributable to Best Buy Co., Inc. shareholders	$(81)	$158

Basic earnings (loss) per share attributable to Best Buy Co., Inc. shareholders
Continuing operations	$0.29	$0.49
Discontinued operations	(0.53)	(0.03)
Basic earnings (loss) per share	$(0.24)	$0.46

Diluted earnings (loss) per share attributable to Best Buy Co., Inc. shareholders
Continuing operations	$0.29	$0.49
Discontinued operations	(0.53)	(0.03)
Diluted earnings (loss) per share	$(0.24)	$0.46

Dividends declared per Best Buy Co., Inc. common share	$0.17	$0.16

Weighted average Best Buy Co., Inc. common shares outstanding (in millions)
Basic	339.0	342.2
Diluted	341.0	342.8

BEST BUY CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)
(Unaudited and subject to reclassification)

	May 4, 2013	May 5, 2012
ASSETS
Current assets
Cash and cash equivalents	$908	$1,386
Receivables	937	1,846
Merchandise inventories	5,461	6,065
Other current assets	821	1,019
Current assets held for sale	1,879	—
Total current assets	10,006	10,316
Net property and equipment	2,830	3,407
Goodwill	528	1,335
Tradenames	105	130
Customer relationships	75	224
Equity and other investments	61	128
Other assets	255	471
Assets held for sale	471	—
TOTAL ASSETS	$14,331	$16,011

LIABILITIES & EQUITY
Current liabilities
Accounts payable	$4,776	$5,731
Unredeemed gift card liabilities	373	416
Accrued compensation	333	638
Accrued liabilities	1,142	1,595
Accrued income taxes	8	272
Short-term debt	—	306
Current portion of long-term debt	544	43
Current liabilities held for sale	1,385	—
Total current liabilities	8,561	9,001
Long-term liabilities	1,001	1,025
Long-term debt	1,142	1,678
Liabilities held for sale	79	—
Equity
Common stock	34	34
Additional paid-in capital	77	20
Retained earnings	2,723	3,520
Accumulated other comprehensive income	82	98
Total Best Buy Co., Inc. shareholders' equity	2,916	3,672
Noncontrolling interests	632	635
Total equity	3,548	4,307
TOTAL LIABILITIES & EQUITY	$14,331	$16,011

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)
(Unaudited and subject to reclassification)

	Three Months Ended
	May 4, 2013	May 5, 2012
OPERATING ACTIVITIES
Net earnings (loss) including noncontrolling interests	$(73)	$152
Adjustments to reconcile net earnings (loss) to total cash provided by (used in) operating activities:
Depreciation	200	227
Amortization of definite-lived intangible assets	10	10
Restructuring charges	59	133
Impairment of assets held for sale	175	—
Stock-based compensation	22	33
Realized gain on sale of subsidiary	(28)	—
Deferred income taxes	(16)	(98)
Other, net	13	20
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Receivables	473	623
Merchandise inventories	702	765
Other assets	26	(96)
Accounts payable	(1,118)	(1,153)
Other liabilities	(362)	(264)
Income taxes	(88)	27
Total cash provided by (used in) operating activities	(5)	379

INVESTING ACTIVITIES
Additions to property and equipment	(174)	(141)
Purchases of investments	(1)	(5)
Sales of investments	12	17
Proceeds from sale of business, net of cash transferred	26	(10)
Changes in restricted assets	22	25
Other, net	(1)	20
Total cash used in investing activities	(116)	(94)

FINANCING ACTIVITIES
Repurchase of common stock	—	(132)
Issuance of common stock	9	13
Dividends paid	(58)	—
Repayments of debt	(885)	(416)
Proceeds from issuance of debt	293	221
Other, net	—	9
Total cash used in financing activities	(641)	(305)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	7	5
DECREASE IN CASH AND CASH EQUIVALENTS	(755)	(15)
ADJUSTMENT FOR CHANGE IN FISCAL YEAR	—	202
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS AFTER ADJUSTMENT	(755)	187

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,826	1,199
CASH AND CASH EQUIVALENTS AT END OF PERIOD	1,071	1,386
LESS CASH AND CASH EQUIVALENTS HELD FOR SALE	163	—
CASH AND CASH EQUIVALENTS, EXCLUDING HELD FOR SALE	$908	$1,386

BEST BUY CO., INC.
SEGMENT INFORMATION
($ in millions)
(Unaudited and subject to reclassification)

Domestic Segment Performance Summary

	Three Months Ended
	May 4, 2013	May 5, 2012
Revenue	$7,979	$8,822
Gross profit	$1,871	$2,233
SG&A	$1,648	$1,811
Operating income	$222	$295

Key Metrics
Comparable store sales % change(1)	(1.1)%	(3.7)%
Gross profit as a % of revenue	23.4%	25.3%
SG&A as a % of revenue	20.7%	20.5%
Operating income as a % of revenue	2.8%	3.3%

Non-GAAP Results(2)
SG&A	$1,644	$1,798
SG&A as a % of revenue	20.6%	20.4%
Operating income	$227	$435
Operating income as a % of revenue	2.8%	4.9%

International Segment Performance Summary

	Three Months Ended
	May 4, 2013	May 5, 2012
Revenue	$1,401	$1,551
Gross profit	$299	$351
SG&A	$348	$382
Operating loss	$(54)	$(31)

Key Metrics
Comparable store sales % change(1)	(2.8)%	(13.4)%
Gross profit as a % of revenue	21.3%	22.6%
SG&A as a % of revenue	24.8%	24.6%
Operating loss as a % of revenue	(3.9)%	(2.0)%

Non-GAAP Results(2)
SG&A	$340	$381
SG&A as a % of revenue	24.3%	24.6%
Operating loss	$(41)	$(30)
Operating loss as a % of revenue	(2.9)%	(1.9)%

(1) Best Buy's comparable store sales is comprised of revenue at stores, call centers, and websites operating for at least 14 full months as well as revenue related to other comparable sales channels. Relocated stores, as well as remodeled, expanded and downsized stores closed more than 14 days, are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores and businesses are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of the calculation of the comparable store sales percentage change attributable to the International segment excludes the effect of fluctuations in foreign currency exchange rates. The calculation of comparable store sales excludes the impact of the additional week of revenue in Q1 FY13, as well as revenue from discontinued operations. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy's method of calculating comparable store sales may not be the same as other retailers' methods. Online revenue is included in Best Buy's same store sales calculation.

(2) Excludes the impact of previously announced restructuring charges. Please see table titled “Reconciliation of Non-GAAP Financial Measures” at the back of this release.

BEST BUY CO., INC.
REVENUE CATEGORY SUMMARY
(Unaudited and subject to reclassification)

Domestic Segment Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
	May 4, 2013	May 5, 2012	May 4, 2013	May 5, 2012
Consumer Electronics	30%	34%	(11.5)%	(5.4)%
Computing and Mobile Phones	47%	43%	7.4%	3.6%
Entertainment	8%	9%	(17.2)%	(27.8)%
Appliances	7%	6%	12.0%	8.9%
Services(1)	7%	7%	7.2%	(2.3)%
Other	1%	1%	n/a	n/a
Total	100%	100%	(1.1)%	(3.7)%

International Segment Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
	May 4, 2013	May 5, 2012	May 4, 2013	May 5, 2012
Consumer Electronics	30%	32%	(6.8)%	(17.7)%
Computing and Mobile Phones	40%	40%	(3.2)%	(3.3)%
Entertainment	6%	7%	(14.1)%	(18.9)%
Appliances	19%	16%	11.2%	(26.2)%
Services(1)	5%	5%	(4.4)%	(7.7)%
Other	< 1%	< 1%	n/a	n/a
Total	100%	100%	(2.8)%	(13.4)%

(1) The "Services" revenue category consists primarily of service contracts, extended warranties, computer related services, product repair and delivery and installation for home theater, mobile audio and appliances.

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
CONTINUING OPERATIONS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

The following information provides reconciliations of non-GAAP financial measures from continuing operations to the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures in the accompanying news release may differ from similar measures used by other companies.

The following tables reconcile operating income, net earnings and diluted earnings per share for the periods presented for continuing operations (GAAP financial measures) to non-GAAP operating income, non-GAAP net earnings and non-GAAP diluted earnings per share for continuing operations (non-GAAP financial measures) for the periods presented.

	Three Months Ended		Three Months Ended
	May 4, 2013		May 5, 2012
Domestic - Continuing Operations	$	% of Rev.	$	% of Rev.
SG&A	$1,648	20.7%	$1,811	20.5%
Non-restructuring asset impairments - SG&A	(4)	(0.1)%	(13)	(0.1)%
Non-GAAP SG&A	$1,644	20.6%	$1,798	20.4%

Operating income	$222	2.8%	$295	3.3%
Non-restructuring asset impairments - SG&A	4	0.1%	13	0.1%
Restructuring charges	1	—%	127	1.4%
Non-GAAP operating income	$227	2.8%	$435	4.9%

International - Continuing Operations
SG&A	$348	24.8%	$382	24.6%
Non-restructuring asset impairments - SG&A	(8)	(0.6)%	(1)	(0.1)%
Non-GAAP SG&A	$340	24.3%	$381	24.6%

Operating loss	$(54)	(3.9)%	$(31)	(2.0)%
Non-restructuring asset impairments - SG&A	8	0.6%	1	0.1%
Restructuring charges	5	0.4%	—	—%
Non-GAAP operating loss	$(41)	(2.9)%	$(30)	(1.9)%

Consolidated - Continuing Operations
SG&A	$1,996	21.3%	$2,193	21.1%
Non-restructuring asset impairments - SG&A	(12)	(0.1)%	(14)	(0.1)%
Non-GAAP SG&A	$1,984	21.2%	$2,179	21.0%

Operating income	$168	1.8%	$264	2.5%
Non-restructuring asset impairments - SG&A	12	0.1%	14	0.1%
Restructuring charges	6	0.1%	127	1.2%
Non-GAAP operating income	$186	2.0%	$405	3.9%

Net earnings	$97		$169
After-tax impact of non-restructuring asset impairments - SG&A	9		9
After-tax impact of restructuring charges	4		84
Non-GAAP net earnings	$110		$262

Diluted EPS	$0.29		$0.49
Per share impact of non-restructuring asset impairments - SG&A	0.02		0.03
Per share impact of restructuring charges	0.01		0.24
Non-GAAP diluted EPS	$0.32		$0.76

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
DISCONTINUED OPERATIONS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

The following information provides reconciliations of non-GAAP financial measures from discontinued operations to the most comparable financial measures calculated and presented in accordance with GAAP. The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures in the accompanying news release may differ from similar measures used by other companies.

The following tables reconcile net earnings and diluted earnings per share for the periods presented for discontinued operations (GAAP financial measures) to non-GAAP net earnings and non-GAAP diluted earnings per share for discontinued operations (non-GAAP financial measures) for the periods presented.

	Three Months Ended	Three Months Ended
	May 4, 2013	May 5, 2012
Consolidated - Discontinued Operations
Net loss	$(178)	$(11)
After-tax impact of non-restructuring asset impairments	1	—
After-tax impact of restructuring charges	56	4
After-tax impact of Best Buy Europe impairment	173	—
After-tax impact of gain on sale of Switzerland	(28)	—
After-tax impact of non-restructuring asset impairments - NCI	(1)	—
After-tax impact of restructuring charges - NCI	(26)	(1)
After-tax impact of gain on sale of Switzerland - NCI	15	—
Non-GAAP net earnings (loss) from discontinued operations	$12	$(8)

Diluted EPS	$(0.53)	$(0.03)
Per share impact of non-restructuring asset impairments	—	—
Per share impact of restructuring charges	0.17	0.01
Per share impact of Best Buy Europe impairment	0.51	—
Per share impact of gain on sale of Switzerland	(0.08)	—
Per share impact of non-restructuring asset impairments - NCI	—	—
Per share impact of restructuring charges - NCI	(0.07)	—
Per share impact of gain on sale of Switzerland - NCI	0.04	—
Non-GAAP diluted EPS	$0.04	$(0.02)

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
($ in millions)
(Unaudited and subject to reclassification)

The following information provides a reconciliation of a non-GAAP financial measure to the most comparable financial measure calculated and presented in accordance with GAAP. The company has provided the non-GAAP financial measure, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measure that is calculated and presented in accordance with GAAP. Such non-GAAP financial measure should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measure. The non-GAAP financial measure in the accompanying news release may differ from similar measures used by other companies.

The following table includes the calculation of non-GAAP ROIC for total operations, which includes both continuing and discontinued operations (non-GAAP financial measures), along with a reconciliation to the calculation of return on total assets ("ROA") (GAAP financial measure) for the periods presented.

Calculation of Return on Invested Capital(1)
	May 4, 2013(2)	May 5, 2012(2)
Net Operating Profit After Taxes (NOPAT)
Operating income - continuing operations	$76	$1,872
Operating loss - discontinued operations	(157)	(1,454)
Total operating income (loss)	(81)	418
Add: Operating lease interest(3)	581	599
Add: Investment income	35	36
Less: Net earnings attributable to noncontrolling interest (NCI)	(30)	(1,221)
Less: Income taxes(4)	(693)	(979)
NOPAT	$(188)	$(1,147)
Add: Restructuring charges and impairments(5)	1,412	1,688
Add: NCI impact of BBYM profit share buyout, restructuring charges and impairments	(13)	1,202
Non-GAAP NOPAT	$1,211	$1,743

Average Invested Capital
Total assets	$16,131	$18,170
Less: Excess Cash(6)	(487)	(1,254)
Add: Capitalized operating lease obligations(7)	9,294	9,588
Total liabilities	(12,255)	(12,662)
Exclude: Debt(8)	2,056	2,268
Less: Noncontrolling interests	(626)	(671)
Average invested capital	$14,113	$15,439

Non-GAAP Return on Invested Capital (ROIC)	8.6%	11.3%

Calculation of Return on Assets(1)
	May 4, 2013(2)	May 5, 2012(2)
Net loss including noncontrolling interests	$(458)	$(156)
Total assets	16,131	18,170
Return on Assets (ROA)	(2.8)%	(0.9)%

(1) The calculations of Return on Invested Capital and Return on Assets use total operations, which includes both continuing and discontinued operations.
(2) Income statement accounts represent the activity for the 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the 4 quarters ended as of each of the balance sheet dates.
(3) Operating lease interest represents the add-back to operating income driven by our capitalized lease obligations and represents fifty percent of our annual rental expense which is the multiple used for the retail sector by one of the nationally recognized credit rating agencies that rates our creditworthiness, and we consider it to be an appropriate multiple for our lease portfolio.
(4) Income taxes are calculated using a blended statutory rate at the enterprise level based on statutory rates from the countries we do business in.
(5) Includes all restructuring charges in costs of goods sold and operating expenses, goodwill and tradename impairments, non-restructuring impairments, and the BBE transaction costs.
(6) Cash and cash equivalents and short-term investments are capped at the greater of 1% of revenue or actual amounts on hand. The cash and cash equivalents and short-term investments in excess of the cap are subtracted from our calculation of average invested capital to show their exclusion from total assets.
(7) The multiple of eight times annual rental expense in the calculation of our capitalized operating lease obligations is the multiple used for the retail sector by one of the nationally recognized credit rating agencies that rates our creditworthiness, and we consider it to be an appropriate multiple for our lease portfolio.
(8) Debt includes short-term debt, current portion of long-term debt and long-term debt and is added back to our calculation of average invested capital to show its exclusion from total liabilities.